Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Air Products and Chemicals, Inc.:

We consent to the use of our report dated 24 November 2014, with respect to the consolidated balance sheets of Air Products and Chemicals, Inc. and Subsidiaries as of 30 September 2014 and 2013, and the related consolidated income statements, consolidated comprehensive income statements, consolidated statements of cash flows, and equity for each of the years in the three-year period ended 30 September 2014, the effectiveness of internal control over financial reporting as of 30 September 2014, and the related financial statement schedule which report appears in the 30 September 2014 Annual Report on Form 10-K of Air Products and Chemicals, Inc., incorporated herein by reference and the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Philadelphia, Pennsylvania

24 November 2014